Mutual Fund Series Trust

Class T Master Distribution Plan

Pursuant to Rule 12b-1

Adopted February 13, 2017

WHEREAS, Mutual Fund Series Trust, an Ohio business trust (the “Trust”), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust is authorized to issue an unlimited number of shares of beneficial interest without par value (the “Shares”), which may be divided into one or more series of Shares; and

WHEREAS, the Trustees of the Trust as a whole, and the Trustees who are not interested persons of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreement relating hereto (the “Qualified Trustees”), having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the 1940 Act, that there is a reasonable likelihood that this Plan will benefit each series listed on Exhibit A (each a “Fund”, collectively the “Funds”);

NOW THEREFORE, the Trust hereby adopts this Plan for the Class T Shares of each Fund, in accordance with Rule 12b-1 under the 1940 Act, on the following terms and conditions:

1.	Distribution Activities. Subject to the supervision of the Trustees of the Trust, each Fund may, directly or indirectly, engage in any activities related to the distribution of Class T Shares of the Fund, which activities may include, but are not limited to, the following (the "Distribution Activities"): (a) payments, including incentive compensation, to securities dealers or other financial intermediaries, financial institutions, investment advisers and others that are engaged in the sale of Class T Shares, or that may be advising shareholders of the Fund regarding the purchase, sale or retention of Class T Shares, or that hold Class T Shares for shareholders in omnibus accounts or as shareholders of record or provide shareholder support or administrative services to the Fund and its shareholders; (b) payments made to securities dealers or other financial intermediaries, financial institutions, investment advisers and others that render shareholder support services not otherwise provided by the Fund’s transfer agent, including, but not limited to, allocated overhead, office space and equipment, telephone facilities and expenses, answering routine inquiries regarding the Fund, processing shareholder transactions, and providing such other shareholder services as the Trust may reasonably request; (c) expenses of maintaining personnel (including personnel of organizations with which the Fund has entered into agreements related to this Plan) who engage in or support distribution of Class T Shares; (d) costs of preparing, printing and distributing prospectuses and statements of additional information and reports of the Fund for recipients other than existing shareholders of the Fund; (e) costs of formulating and implementing marketing and promotional activities, including, but not limited to, sales seminars, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (f) costs of preparing, printing and distributing sales literature; (g) costs of obtaining such information, analyses and reports with respect to marketing and promotional activities as the Fund may, from time to time, deem advisable; and (h) costs of implementing and operating this Plan. The Trust is authorized to engage in the activities listed above, and in any other activities related to the distribution of Class T Shares, either directly or through other persons with which the Trust has entered into agreements related to this Plan.

2.	Annual Fee. Each Fund may incur expenses for Distribution Activities at an annual rate of up to 0.25% of the average daily net assets of the Class T shares of the Fund. Expenses reimbursed to the Fund's adviser pursuant to this Plan are in addition to fees paid by the Fund pursuant to the Management Agreement.

3.	Term and Termination.

(a)	This Plan shall become effective with respect to each Fund listed on Exhibit A (which may be amended) upon: (i) execution of an exhibit adopting this Plan; and (ii) the first issuance of Class T shares of the Fund.

(b)	Unless terminated as herein provided, this Plan shall continue in effect for one year from the effective date and shall continue in effect for successive periods of one year thereafter, but only so long as each such continuance is specifically approved by votes of a majority of both: (i) the Trustees of the Trust; and (ii) the Qualified Trustees, cast in person at a meeting called for the purpose of voting on such approval.

(c)	This Plan may be terminated with respect to a Fund at any time by the vote of a majority of the Qualified Trustees or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Class T Shares of the Funds; and Exhibit A shall be amended accordingly. If this Plan is terminated with respect to a Fund, the Fund will not be required to make any payments for expenses incurred after the date of termination.

4.	Amendments. All material amendments to this Plan must be approved in the manner provided for annual renewal of this Plan in Section 3(b) hereof. In addition, this Plan may not be amended to increase materially the amount of expenditures provided for in Section 2 hereof unless such amendment is approved by a vote of the majority of the outstanding voting securities (as defined in the 1940 Act) of the Class T Shares of the Fund to which the increase applies.

5.	Selection and Nomination of Trustees. While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the 1940 Act) of the Trust shall be committed to the discretion of the Trustees who are not interested persons of the Trust.

6.	Quarterly Reports. The Treasurer of the Trust shall provide to the Trustees and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and any related agreement and the purposes for which such expenditures were made.

7.	Recordkeeping. The Trust shall preserve copies of this Plan and any related agreement and all reports made pursuant to Section 6 hereof, for a period of not less than six years from the date of this Plan, the agreements or such reports, as the case may be, the first two years in an easily accessible place.

8.	Limitation of Liability. A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of the State of Ohio and notice is hereby given that this Plan is executed on behalf of the Trustees of the Trust as trustees and not individually and that the obligations of this Plan are not binding upon the Trustees, the shareholders of the Trust individually or, with respect to each Fund, the assets or property of any other series of the Trust, but are binding only upon the assets and property of each Fund, respectively.

Exhibit A

Mutual Fund Series Trust

Class T Master Distribution Plan

The Class T Master Distribution Plan has been adopted with respect to the following Funds:

AlphaCentric Asset Rotation Fund
AlphaCentric Income Opportunities Fund
AlphaCentric Bond Rotation Fund
AlphaCentric Hedged Market Opportunity Fund AlphaCentric Global Innovations Fund
Catalyst Intelligent Alternative Fund
Catalyst/Millburn Hedge Strategy Fund
Catalyst Hedged Commodity Strategy Fund
Catalyst Hedged Futures Strategy Fund
Catalyst Insider Buying Fund
Catalyst Insider Income Fund
Catalyst Insider Long/Short Fund
Catalyst Macro Strategy Fund
Catalyst MLP & Infrastructure Fund
Catalyst Small-Cap Insider Buying Fund
Catalyst IPOx Allocation Fund
Catalyst Time Value Trading Fund
Catalyst Dynamic Alpha Fund
Catalyst/CP World Equity Fund*
Catalyst/CP Focus Large Cap Fund *
Catalyst/CP Focus Mid Cap Fund*
Catalyst Buyback Strategy Fund
Catalyst/Groesbeck Growth of Income Fund
Catalyst/Lyons Tactical Allocation Fund
Catalyst Exceed Defined Risk Fund
Catalyst/Exceed Defined Shield Fund
Catalyst/MAP Global Equity Fund
Catalyst/MAP Global Balanced Fund
Catalyst/SMH High Income Fund
Catalyst/SMH Total Return Income Fund
Catalyst/Stone Beach Income Opportunity Fund
Catalyst/Princeton Unconstrained Hedged Income Fund
Catalyst/Princeton Floating Rate Income Fund
Catalyst/Princeton Credit Opportunity Fund*
Catalyst/Auctos Multi-Strategy Fund
Day Hagan Tactical Allocation Fund
Day Hagan Tactical Dividend Fund
Day Hagan Hedged Strategy Fund

Eventide Gilead Fund
Eventide Healthcare and Life Sciences Fund
Eventide Multi-Asset Income Fund

Mutual Fund Series Trust

Dated as of May 16, 2017	By: /s/ Jerry Szilagyi
Jerry Szilagyi, Trustee